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                                   Exhibit 11

                        Personnel Group of America, Inc.
                        Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                                  Three Months Ended              Six Months Ended
                                                             ---------------------------     --------------------------
                                                             June 29, 97     June 30, 96     June 29,97     June 30, 96
                                                             -----------     -----------     ----------     -----------
Net income-primary                                             $ 4,449         $2,250         $ 7,910         $3,740

Add:  Interest expense on 5-3/4% Convertible
Subordinated Notes (B)                                              72           --              --             --
                                                               -------         ------         -------         ------

Net income - fully dilutive                                      4,521          2,250           7,910          3,740

Weighted average number of shares outstanding

Primary:
   Common stock                                                 12,086          8,807          12,076          8,403
   Common stock equivalents
     Stock options (A)                                             181           --               163           --
                                                               -------         ------         -------         ------
   Primary shares outstanding                                   12,267          8,807          12,239          8,403

Fully diluted:
   Common stock                                                 12,086          8,807          12,076          8,403
   Common stock equivalents
     Stock options (A)                                             221           --               221           --
   Conversion of 5-3/4% Convertible Subordinated Notes (B)         216           --              --             --
                                                               -------         ------         -------         ------
   Fully diluted shares outstanding                             12,523          8,807          12,297          8,403

Net income per share:
   Primary                                                     $  0.36         $ 0.26         $  0.65         $ 0.45
                                                               =======         ======         =======         ======

   Fully dilutive                                              $  0.36         $ 0.26         $  0.64         $ 0.45
                                                               =======         ======         =======         ======


(A) The treasury stock method was used to determine the weighted average number of shares of common stock equivalents outstanding during the periods.

(B) The 5-3/4% Convertible Subordinated Notes did not have a dilutive effect on earnings per share for the six months ended June 29, 1997.